UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 ______________________________________________

SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )*

 ______________________________________________

Blue Owl Capital Inc.
(Name of Issuer)

  ______________________________________________

CLASS A COMMON STOCK, $0.0001 PAR VALUE PER SHARE
(Title of Class of Securities)
09581B 103
(CUSIP Number)
May 19, 2021
(Date of Event Which Requires Filing of this Statement)

 ______________________________________________
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09581B 103	SCHEDULE 13(g)	Page 2 of 22 Pages

1.	NAMES OF REPORTING PERSONS BB Holdings AC LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,500,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,500,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,500,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1% (1)
12.	TYPE OF REPORTING PERSON PN
(1)

The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 3 of 22 Pages

1.	NAMES OF REPORTING PERSONS Glide Path Solutions 2020 LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,500,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,500,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,500,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4% (1)
12.	TYPE OF REPORTING PERSON PN

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 4 of 22 Pages

1.	NAMES OF REPORTING PERSONS Glide Path Solutions 2021 LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6% (1)
12.	TYPE OF REPORTING PERSON PN

(1)	The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 5 of 22 Pages

1.	NAMES OF REPORTING PERSONS BB Holdings AA LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 20,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 20,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 6 of 22 Pages

1.	NAMES OF REPORTING PERSONS ICQ BB GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 30,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 30,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.4% (1)
12.	TYPE OF REPORTING PERSON OO

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 7 of 22 Pages

1.	NAMES OF REPORTING PERSONS Co-Investment Portfolio 2021 LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 8 of 22 Pages

1.	NAMES OF REPORTING PERSONS Co-Investment Portfolio GP II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 9 of 22 Pages

1.	NAMES OF REPORTING PERSONS ICQ Co-Investment II TT GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (1)
12.	TYPE OF REPORTING PERSON OO

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 10 of 22 Pages

1.	NAMES OF REPORTING PERSONS Tactical Opportunities Portfolio 2020 LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 11 of 22 Pages

1.	NAMES OF REPORTING PERSONS Tactical Opportunities Portfolio GP, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 12 of 22 Pages

1.	NAMES OF REPORTING PERSONS ICQ Tactical Opportunities TT GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (1)
12.	TYPE OF REPORTING PERSON OO

(1)
The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 13 of 22 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 50,000,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 50,000,000
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.6% (1)
12.	TYPE OF REPORTING PERSON IN
(1)

The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form  8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 14 of 22 Pages

Item 1.	Issuer

(a)	Name of Issuer:

Blue Owl Capital Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

399 Park Avenue, 38th Floor
New York, NY 10022

Item 2.	Filing Person

(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)	BB Holdings AC LP, a Delaware limited partnership (“BB Holdings AC”).

(ii)	Glide Path Solutions 2020 LP, a Delaware limited partnership (“Glide Path Solutions 2020”).

(iii)	Glide Path Solutions 2021 LP, a Delaware limited partnership (“Glide Path Solutions 2021”).

(iv)	BB Holdings AA LP, a Delaware limited partnership (“BB Holdings AA” and, together with BB Holdings AC, Glide Path Solutions 2020 and Glide Path Solutions 2021, the “ICQ Limited Partnerships”).

(v)	ICQ BB GP, LLC, a Delaware limited liability company (“ICQ BB”), is the general partner of the ICQ Limited Partnerships.

(vi)	Co-Investment Portfolio 2021 LP, a Delaware limited partnership (“Co-Investment Portfolio 2021”).

(vii)	Co-Investment Portfolio GP II LP, a Delaware limited partnership (“Co-Investment Portfolio GP”), is the general partner of Co-Investment Portfolio 2021.

(viii)	ICQ Co-Investment II TT GP LLC, a Delaware limited liability company (“ICQ Co-Investment”), is the general partner of Co-Investment Portfolio GP.

(ix)	Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership (“Tactical Opportunities 2020” and, together with the ICQ Limited Partnerships, the “Limited Partnerships”).

(x)	Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership (“Tactical Opportunities Portfolio GP”), the general partner of Tactical Opportunities 2020.

(xi)
ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company (“ICQ Tactical Opportunities” and, together with ICQ BB and ICQ Co-Investment, the “General Partners”) is the general partner of Tactical Opportunities Portfolio GP.

(xii)
Divesh Makan, a citizen of the United States (“Makan” and, together with the Limited Partnerships, the General Partners, Co-Investment Portfolio GP, Tactical Opportunities GP, the “Reporting Persons”), is the managing member of each of the General Partners and may be deemed to have voting, investment, and dispositive power with respect to the shares held by the Limited Partnerships.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

(d)	Title of Class of Securities:

Class A Common Stock, $0.0001 par value per share ( “Class A Common Stock”)

(e)	CUSIP Number:

09581B 103

CUSIP No. 09581B 103	SCHEDULE 13G	Page 15 of 22 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

(a) and (b)	Amount beneficially owned:

(i)
BB Holdings AC directly owns 3,500,000 shares of Class A Common Stock, which represents approximately 1.1% of the outstanding Class A Common Stock. The 3,500,000 shares of Class A Common Stock held by BB Holdings AC represents 1.1% of the aggregate combined voting power of the Class A Common Stock.

(ii)
Glide Path Solutions 2020 directly owns 4,500,000 shares of Class A Common Stock, which represents approximately 1.4% of the outstanding Class A Common Stock. The 4,500,000 shares of Class A Common Stock held by Glide Path Solutions 2020 represents 1.4% of the aggregate combined voting power of the Class A Common Stock.

(iii)
Glide Path Solutions 2021 directly owns 2,000,000 shares of Class A Common Stock, which represents approximately 0.6% of the outstanding Class A Common Stock. The 2,000,000 shares of Class A Common Stock held by Glide Path Solutions 2021 represents 0.6% of the aggregate combined voting power of the Class A Common Stock.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 16 of 22 Pages
(iv)
BB Holdings AA directly owns 20,000,000 shares of Class A Common Stock, which represents approximately 6.2% of the outstanding Class A Common Stock. The 20,000,000 shares of Class A Common Stock held by BB Holdings AA represents 6.2% of the aggregate combined voting power of the Class A Common Stock.

(v)
ICQ BB may be deemed to beneficially own 30,000,000 shares of Class A Common Stock, owned by the ICQ Limited Partnerships, which represents approximately 9.4% of the outstanding Class A Common Stock. The 30,000,000 shares of Class A Common held by the ICQ Limited Partnerships represents 9.4% of the aggregate combined voting power of the Class A Common Stock.

(vi)
Co-Investment Portfolio 2021 directly owns 10,000,000 shares of Class A Common Stock, which represents approximately 3.1% of the outstanding Class A Common Stock. The 10,000,000 shares of Class A Common Stock held by Co-Investment Portfolio 2021 represents 3.1% of the aggregate combined voting power of the Class A Common Stock.

(vii)
Co-Investment Portfolio GP may be deemed to beneficially own 10,000,000 shares of Class A Common Stock, owned by Co-Investment Portfolio 2021, which represents approximately 3.1% of the outstanding Class A Common Stock. The 10,000,000 shares of Class A Common Stock held by Co-Investment Portfolio GP represents 3.1% of the aggregate combined voting power of the Class A Common Stock.

CUSIP No. 09581B 103 & 111	SCHEDULE 13G	Page 17 of 22 Pages

(viii)
ICQ Co-Investment may be deemed to beneficially own 10,000,000 shares of Class A Common Stock, owned by the Co-Investment Portfolio GP, which represents approximately 3.1% of the outstanding Class A Common Stock. The 10,000,000 shares of Class A Common Stock held by ICQ Co-Investment represents 3.1% of the aggregate combined voting power of the Class A Common Stock.

(ix)
Tactical Opportunities 2020 directly owns 10,000,000 shares of Class A Common Stock, which represents approximately 3.1% of the outstanding Class A Common Stock. The 10,000,000 shares of Class A Common Stock held by Tactical Opportunities 2020 represents 3.1% of the aggregate combined voting power of the Class A Common Stock.

(x)
Tactical Opportunities Portfolio GP may be deemed to beneficially own 10,000,000 shares of Class A Common Stock, owned by Tactical Opportunities 2020, which represents approximately 3.1% of the outstanding Class A Common Stock. The 10,000,000 shares of Class A Common Stock held by Tactical Opportunities Portfolio GP represents 3.1% of the aggregate combined voting power of the Class A Common Stock.

(xi)
ICQ Tactical Opportunities TT GP may be deemed to beneficially own 10,000,000 shares of Class A Common Stock, owned by Tactical Opportunities Portfolio GP, which represents approximately 3.1% of the outstanding Class A Common Stock. The 10,000,000 shares of Class A Common Stock held by ICQ Tactical Opportunities represents 3.1% of the aggregate combined voting power of the Class A Common Stock.

(xii)
Makan may be deemed to beneficially own 50,000,000 shares of Class A Common Stock, owned by the Limited Partnerships, Co-Investment Portfolio Funds, Tactical Opportunities Funds and Makan, which represents approximately 15.6% of the outstanding Class A Common Stock. The 50,000,000 shares of Class A Common Stock held by the Limited Partnerships, Co-Investment Portfolio Funds, Tactical Opportunities Funds and Makan represents 15.6% of the aggregate combined voting power of the Class A Common Stock.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)

BB Holdings AC	3,500,000	0	3,500,000	0
Glide Path Solutions 2020	4,500,000	0	4,500,000	0
Glide Path Solutions 2021	2,000,000	0	2,000,000	0
BB Holdings AA	20,000,000	0	20,000,000	0
ICQ BB	30,000,000	0	30,000,000	0
Co-Investment Portfolio 2021	10,000,000	0	10,000,000	0
Co-Investment Portfolio GP	10,000,000	0	10,000,000	0
ICQ Co-Investment	10,000,000	0	10,000,000	0
Tactical Opportunities 2020	10,000,000	0	10,000,000	0
Tactical Opportunities Portfolio GP	10,000,000	0	10,000,000	0
ICQ Tactical Opportunities	10,000,000	0	10,000,000	0
Mr. Makan	50,000,000	0	50,000,000	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

CUSIP No. 09581B 103	SCHEDULE 13G	Page 18 of 22 Pages

The percent of class was calculated based on 320,005,258 shares of Class A Common Stock outstanding as of May 19, 2021, as disclosed in the Issuer’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 21, 2021.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Each of the Reporting Persons hereby makes the following certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 09581B 103	SCHEDULE 13G	Page 19 of 22 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: June 1, 2021

BB Holdings AC LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Glide Path Solutions 2020 LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Glide Path Solutions 2021 LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

CUSIP No. 09581B 103	SCHEDULE 13G	Page 20 of 22 Pages

BB Holdings AA LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Co-Investment Portfolio 2021 LP, a Delaware limited partnership

By:	Co-Investment Portfolio GP II LP, a
Delaware limited partnership, its General Partner

By:	ICQ Co-Investment II TT GP LLC,
a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership

By:	Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership, its General Partner

By:	ICQ Tactical Opportunities TT GP LLC, a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

CUSIP No. 09581B 103	SCHEDULE 13G	Page 21 of 22 Pages

ICQ BB GP, LLC, a Delaware limited liability company

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership

By:	ICQ Tactical Opportunities TT GP LLC, a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Co-Investment Portfolio GP II LP, a Delaware limited partnership

By:	ICQ Co-Investment II TT GP LLC, a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

CUSIP No. 09581B 103	SCHEDULE 13G	Page 22 of 22 Pages

ICQ Co-Investment II TT GP LLC, a Delaware limited liability company

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan

EXHIBIT 99.1
JOINT FILING AGREEMENT
Each of the undersigned, pursuant to Rule 13d-1(k)(1) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Class A Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.
Dated: June 1, 2021

BB Holdings AC LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Glide Path Solutions 2020 LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Glide Path Solutions 2021 LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

CUSIP No. 09581B 103	SCHEDULE 13G

BB Holdings AA LP, a Delaware
limited partnership

By:	ICQ BB GP, LLC, a
Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Co-Investment Portfolio 2021 LP, a Delaware limited partnership

By:	Co-Investment Portfolio GP II LP, a
Delaware limited partnership, its General Partner

By:	ICQ Co-Investment II TT GP LLC,
a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership

By:	Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership, its General Partner

By:	ICQ Tactical Opportunities TT GP LLC, a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

CUSIP No. 09581B 103	SCHEDULE 13G

ICQ BB GP, LLC, a Delaware limited liability company

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership

By:	ICQ Tactical Opportunities TT GP LLC, a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Co-Investment Portfolio GP II LP, a Delaware limited partnership

By:	ICQ Co-Investment II TT GP LLC, a Delaware limited liability company, its General Partner

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

CUSIP No. 09581B 103	SCHEDULE 13G

ICQ Co-Investment II TT GP LLC, a Delaware limited liability company

By:	Louis D. Thorne
Title:	Authorized Person

/s/ Louis D. Thorne
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan